Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 13, 2026, with respect to the consolidated financial statements of Schmid Group N.V., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft
Stuttgart, Germany
February 17, 2026